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                                                                Exhibit (d)(2)

                                    AGREEMENT


         AGREEMENT made as of June 18, 1998 among PNC Bank, N.A., a national banking association ("PNC Bank"), BlackRock Institutional Management Corporation, a Delaware corporation ("BIMC"), BlackRock Financial Management, Inc., a Delaware corporation ("BFM") and Chestnut Street Exchange Fund (the "Fund").

         WHEREAS, the Fund is registered as an open-end management investment company under the Investment Company Act of 1940;

         WHEREAS, PNC Bank and BIMC are co-investment advisers pursuant to an Advisory Agreement dated January 1, 1998 among PNC Bank, BIMC and the Fund ("Advisory Agreement");

         WHEREAS, PNC Bank, as well as BIMC and BFM, each a majority-owned, indirect subsidiary of PNC Bank, are restructuring their operations;

         WHEREAS, PNC Bank, BIMC and BFM desire to have BFM assume the rights and obligations of PNC Bank under the Advisory Agreement;

         NOW THEREFORE, the parties hereto, intending to be legally bound, agree as follows:

         1. PNC Bank, BIMC and BFM represent and warrant to the Fund that the changes provided for in this Agreement do not constitute a change of control or an "assignment" of the Advisory Agreement within the meaning of Section 2a(9) of the Investment Company Act of 1940, in that the portfolio manager and advisory personnel, and the ultimate control of the services to be rendered to the Fund will remain unchanged after this Agreement is effective.

         2. BFM hereby assumes the rights and obligations of PNC Bank under the Advisory Agreement, including all of the rights and obligations related to the management of the investments of the Fund, and becomes a party to the Advisory Agreement in substitution for PNC Bank.

         3. PNC Bank acknowledges that any compensation by BIMC to it provided in Section 8 of the Advisory Agreement shall terminate as the date hereof, and the advisory fee paid by the Fund pursuant to Section 8 shall be paid to BIMC for the services of BIMC and BFM;

         4. By reason of the assumption of all of its rights and obligations hereunder by BFM, PNC Bank shall cease to be a party to the Advisory Agreement effective on the date hereof.
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         5. BFM shall indemnify, defend and hold PNC Bank harmless from and against any loss, damages or expense (including legal fees and expenses), relating to the performance or nonperformance by BFM of the obligations of PNC Bank under the Advisory Agreement that are being assumed by BFM pursuant to this Assumption Agreement, that pertain to the period beginning with the date of this Assumption Agreement.

         6. PNC Bank shall indemnify, defend and hold BFM harmless from and against any loss, damages, expense or interest (including legal fees and expenses) relating to the performance or nonperformance by PNC Bank of the obligations of PNC Bank contained in the Advisory Agreement that pertain to the period ending on the date immediately preceding the date of this Assumption Agreement.



         IN WITNESS WHEREOF, intending to be legally bound hereby, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

                                           BLACKROCK INSTITUTIONAL MANAGEMENT
                                           CORPORATION



                                           By: ______________________________
                                                    (Authorized Officer)

                                           PNC BANK, N.A.



                                           By: ______________________________
                                                    (Authorized Officer)

                                           BLACKROCK FINANCIAL MANAGEMENT, INC.



                                           By: ______________________________
                                                    (Authorized Officer)

                                           CHESTNUT STREET EXCHANGE FUND



                                           By:______________________________
                                                    (Authorized Officer)